                                                                       EXHIBIT 1









                         AGREEMENT AND PLAN OF MERGER

                                    AMONG

                           MICRON ELECTRONICS, INC.

                       PAYETTE ACQUISITION CORPORATION

                        NETFRAME SYSTEMS INCORPORATED


                            Dated:  June 10, 1997

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I - THE OFFER..........................................................1

     1.1   The Offer...........................................................1
     1.2   Company Actions.....................................................3

ARTICLE II - THE MERGER........................................................4

     2.1   The Merger..........................................................4
     2.2   Closing.............................................................5
     2.3   Effective Time......................................................5
     2.4   Effects of the Merger...............................................5
     2.5   Certificate of Incorporation and By-laws............................5
     2.6   Directors...........................................................5
     2.7   Officers............................................................5

ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK
              OF THE CONSTITUENT CORPORATIONS;
              EXCHANGE OF CERTIFICATES.........................................6

     3.1   Effect on Capital Stock.............................................6
     3.2   Exchange of Certificates............................................7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES....................................9

     4.1   Representations and Warranties of the Company.......................9
     4.2   Representations and Warranties of Parent and Sub...................24

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS.........................26

     5.1   Conduct of Business................................................26
     5.2   No Solicitation....................................................28

ARTICLE VI - ADDITIONAL AGREEMENTS............................................30

     6.1   Stockholder Approval; Preparation of Proxy Statement...............30
     6.2   Access to Information; Confidentiality.............................31
     6.3   Best Efforts; Notification.........................................31
     6.4   Stock Plans........................................................32
     6.5   Post Merger Employment Benefits; Severance.........................33

                               TABLE OF CONTENTS
                                  (continued)


                                                                            Page
                                                                            ----
     6.6   Indemnification, Exculpation and Insurance.........................33
     6.7   Directors..........................................................34
     6.8   Fees and Expenses..................................................35
     6.9   Public Announcements...............................................36
     6.10  Stock Option Agreement.............................................36
     6.11  Preferred Share Rights Agreement...................................36
     6.12  Parent Financial Assistance........................................36
     6.13  Technology License Agreement.......................................36

ARTICLE VII - CONDITIONS PRECEDENT............................................37

     7.1   Conditions to Each Party's Obligation to Effect the Merger.........37
     7.2   Conditions to Parent's and Sub's Obligation to Effect the Merger...37

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER..............................38

     8.1   Termination........................................................38
     8.2   Effect of Termination..............................................39
     8.3   Amendment..........................................................39
     8.4   Extension; Waiver..................................................39
     8.5   Procedure for Termination, Amendment, Extension or Waiver..........40

ARTICLE IX - GENERAL PROVISIONS...............................................40

     9.1   Nonsurvival of Representations and Warranties......................40
     9.2   Notices............................................................40
     9.3   Definitions........................................................41
     9.4   Interpretation.....................................................42
     9.5   Counterparts.......................................................42
     9.6   Entire Agreement; No Third-Party Beneficiaries.....................42
     9.7   Governing Law......................................................42
     9.8   Assignment.........................................................42
     9.9   Enforcement........................................................43

                               TABLE OF CONTENTS
                                  (continued)

EXHIBITS

Exhibit A:  Offer
Exhibit B:  Stock Option Agreement
Exhibit C:  Parent Financial Assistance
Exhibit D:  Technology License Agreement

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 10, 1997 among MICRON ELECTRONICS, INC., a Minnesota corporation ("Parent"), PAYETTE ACQUISITION
                                             ------
CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and NETFRAME SYSTEMS INCORPORATED, a Delaware corporation (the
  ---
"Company").
 -------

     WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and
                                     -----
outstanding shares of Common Stock, par value $0.001 per share, of the Company and all associated rights (the "Company Common Stock"), at a price per share of
                                --------------------
the Company Common Stock of not less than $1.00 net to the seller in cash and without interest thereon (such price, as may hereafter be increased, the "Offer
                                                                          -----
Price"), subject to reduction for any applicable federal backup or other
-----
applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has approved the Offer and has resolved to recommend that the Company's stockholders accept the Offer;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in
            ------
this Agreement, whereby each issued and outstanding share of the Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.1(e)), will be converted into the right to receive the Offer Price;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I

                                  THE OFFER
                                  ---------

     1.1  The Offer.
          ---------

          (a) Subject to the provisions of this Agreement, Sub shall, and Parent shall cause Sub to, within five business days after and including the public announcement (on the date hereof or the following day) of the execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer. The
                                       ------------
obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the terms and
                                                ---------
conditions of this Agreement. Sub expressly reserves the right unilaterally to waive any conditions to the Offer (other than (without the Company's prior written consent) the Minimum Tender Condition, as defined on Exhibit A), to increase the price per Share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Exhibit A, changes the form of consideration payable in the Offer, or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders, and provided, further, that the Offer may not, without the Company's prior written consent, be extended beyond July 14, 1997 except for a period or periods not to exceed 22 days in the aggregate beyond July 14, 1997 as necessary to provide time to satisfy the conditions set forth in Exhibit A, and except that Sub may extend the Offer for up to 5 business days, if as of July 14, 1997, there shall not have been tendered at least ninety percent (90%) of the outstanding Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with applicable provisions of the Delaware General Corporation Law ("DGCL").
                                                                ----
Subject to the terms and conditions of this Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer. Sub agrees that if all of the conditions set forth in Exhibit A are not satisfied on any scheduled expiration date of the Offer then, provided that (i) all such conditions are reasonably capable of being satisfied prior to August 5, 1997 and (ii) no takeover proposal shall have been publicly announced and not withdrawn at such time, Sub shall extend the Offer from time to time until all such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond August 5, 1997.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer
                                                       ---
Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply
 ---------------
as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of such comments that are made in writing.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of the Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     1.2  Company Actions.
          ---------------

          (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger. The Company represents that its Board of Directors has received the opinion of Cowen & Company that the proposed consideration to be received by the holders of shares of the Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion will be promptly delivered by the Company to Parent. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a) and will use all reasonable efforts to obtain the consent of Cowen & Company to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in the preceding sentence. The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares (other than shares, if any, held by such person which if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange Act) of the Company Common Stock held by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "Schedule 14D-9") containing the recommendation
                                --------------
described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the Schedule
14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments including a copy of such comments that are made in writing.

          (c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Sub with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a record date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and, to the extent reasonably requested, computer files and other information in the Company's possession or control regarding the beneficial owners of the Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.


                                  ARTICLE II

                                  THE MERGER
                                  ----------

     2.1  The Merger.  Upon the terms and subject to the conditions set forth
          ----------
in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving
                                                          ---------
Corporation") and shall succeed to and assume all the rights and obligations of
-----------
Sub in
accordance with the DGCL. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger to merge the Company with and into Sub instead of merging Sub into the Company as provided above; provided, however, that the
                                                --------  -------
Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and will continue under the name "NetFRAME Systems Incorporated". At the election of Parent, any direct or indirect subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger.
In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     2.2  Closing.  The closing of the Merger will take place at 10:00 a.m. on
          -------
a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the Palo Alto, California offices of Fenwick &
          ------------
West, counsel to Parent and Sub, unless another date of place is agreed to in writing by the parties hereto. Parent agrees to close the Merger as soon as practicable following consummation of the Offer subject to Sections 7.1 and 7.2 hereof.

     2.3  Effective Time.  Subject to the provisions of this Agreement, as soon
          --------------
as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of
 ---------------------
the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").
 --------------

     2.4 Effects of the Merger.  The Merger shall have the effects set forth in
         ---------------------
Section 259 of the DGCL.

     2.5 Certificate of Incorporation and By-laws.  The certificate of
         ----------------------------------------
incorporation and by-laws of the Sub as in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     2.6 Directors.  The directors of Sub immediately prior to the Effective
         ---------
Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.7 Officers.  The officers of the Sub immediately prior to the Effective
         --------
Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE III

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
         ------------------------------------------------------------
                    CORPORATIONS; EXCHANGE OF CERTIFICATES
                    --------------------------------------

     3.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Sub:

          (a)  Capital Stock of Sub.  Each issued and outstanding share of
               --------------------
capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b)  Cancellation of Treasury Stock and Parent Owned Stock. Each
               -----------------------------------------------------
share of the Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of the Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)  Conversion of the Company Common Stock. Subject to Section
               --------------------------------------
3.1(d), each issued and outstanding share of the Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). As of the
                                        --------------------
Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d)  Treatment of Options.  Options to purchase Company Common Stock
               --------------------
will be treated as provided in Section 6.4 hereof.

          (e)  Shares of Dissenting Stockholders.  Notwithstanding anything in
               ---------------------------------
this Agreement to the contrary, any issued and outstanding shares of the Company Common Stock held by a person (a "Dissenting Stockholder") who objects
                                          ----------------------
to the Merger and complies with all the provisions of the DGCL concerning the right of holders of the Company Common Stock to dissent from the Merger and require appraisal of their shares of the Company Common Stock "Dissenting
                                                               ----------
Shares") shall not be converted as described in Section 3.1(c) but shall become
------
the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of the Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of the Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or enter into a binding settlement agreement or make a written offer to settle, any such demands.

     3.2  Exchange of Certificates.
          ------------------------

          (a)  Paying Agent.  Prior to the Effective Time, Parent shall select
               ------------
a bank or trust company to act as paying agent (the "Paying Agent") for the
                                                     ------------
payment of the Merger Consideration upon surrender of certificates representing the Company Common Stock.

          (b)  Parent To Provide Funds.  Parent shall take all steps necessary
               -----------------------
to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the shares of the Company Common Stock as part of the Merger pursuant to Section 3.1.

          (c)  Exchange Procedure.  As soon as reasonably practicable after the
               ------------------
Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates")
                                                                 ------------
whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (d)  No Further Ownership Rights in the Company Common Stock.  All
               -------------------------------------------------------
cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common

Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (e)  Failure to Timely Surrender; No Liability.  Promptly following
               -----------------------------------------
the date that is one year after the Effective Date, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving Corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d))), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)  Withholding Taxes.  The right of any person to receive any
               -----------------
payment or consideration pursuant to this Agreement and the transactions contemplated herein shall be subject to any applicable requirements with respect to the withholding of Taxes.

          (g)  Lost, Stolen or Destroyed Certificates.  In the event any
               --------------------------------------
certificates evidencing shares of the Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates.

          (h)  Supplementary Action.  If at any time after the Effective Time,
               --------------------
any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Sub, or otherwise to carry out the provision of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Sub, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     4.1  Representations and Warranties of the Company.  Except as set forth on
          ---------------------------------------------
the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company
                                  ---------------------------
represents and warrants to Parent and Sub as follows:

          (a)  Organization, Standing and Corporate Power.  The Company and
               ------------------------------------------
each of its subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificates of incorporation and by-laws or other organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (b)  Subsidiaries.  The Company Disclosure Schedule lists each
               ------------
subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions) are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the
                -----
Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          (c)  Capital Structure.  The authorized capital stock of the Company
               -----------------
consists of 20,000,000 shares of the Company Common Stock par value $.001 per share and 2,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"). At the close of business on June 6, 1997, (i)
  -----------------------
13,978,445 shares of the Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of the Company Common Stock were held by the Company in its treasury, (iii) 3,101,722 shares of the Company Common Stock were reserved for issuance upon exercise of outstanding Employee Stock Options (as defined in Section 6.4). Except as set forth above, at the close of business on June 6, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights which were not granted in tandem with a related Employee Stock Option. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (i) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries. Except as set forth in the Company Disclosure Schedule, no employee is a party to a change in control agreement with the Company and such Schedule identifies those change in control agreements that provide for 12-month severance packages and those that provide for 6-month severance packages.

          (d)  Authority; Noncontravention.  The Company has all the requisite
               ---------------------------
corporate power and authority to enter into this Agreement and, subject to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval"), to consummate the transactions contemplated by
 ----------------------------
this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval, if such approval is required by law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clause
(ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company (provided however that for this purpose any breach of a covenant not to compete or similar contractual restriction binding on Company shall be deemed to have a Material Adverse Effect on the Company except to the extent that the breach results from Parent or its affiliates being engaged in activities other than development, marketing and manufacture of personal computers or integrated circuits), (y) materially impair the ability of the Company to perform its obligations under this Agreement, (z) prevent the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required
                                             -------------------
by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for
(1) the filing of a pre merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
                                                                     -------
(2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (C) such reports
                                     ---------------
under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or have a material adverse effect on the ability of the parties to consummate any of the transactions contemplated by this Agreement. Section 4.1(d) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (e)  SEC Documents; Financial Statements.  The Company has filed in a
               -----------------------------------
timely manner all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1994. All such required reports, schedules, forms, statements and other documents filed by the Company with the SEC (including those that the Company may file subsequent to the date hereof) are referred to herein as the "SEC Documents". As of their respective dates,
                               -------------
the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the
              --------------
rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Filed SEC Document (as defined in Section 4.1(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, including those filed after the date hereof until the Closing, comply or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared or will be prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as provided in the last sentence of this Section 4.1(e) and fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the SEC Documents or as contemplated by this Agreement, since the date of the most recent consolidated balance sheet included in the SEC Documents until the date hereof neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles ("GAAP") to be set forth
                                                       ----
on a consolidated balance sheet of the Company and its consolidated subsidiaries which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the most recent consolidated balance sheet included in the SEC Documents, or (ii) incurred since the date of such balance sheet in the ordinary course of business consistent with past practices. Interim financial statements or summaries and accounting books and records prior to the date of consummation of the Offer are prepared on a basis consistent with those employed in the most recent audited financial statement and, except with respect to footnote disclosure, are prepared in accordance with GAAP.

          (f)  Information Supplied.  None of the information supplied or to be
               --------------------
supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
                                                    ---------------------
(iv) the Proxy Statement, will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recently
                -------------------
audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and up to the date of this Agreement there has not been (i) any Material Adverse Change affecting the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice and except for the bonuses described in Schedule 4.1(g) or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on the Company, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, or (vii) any material revaluation of any of the Company's assets, including, without limitation, writing down the value of capitalized inventory or writing off accounts receivable, other than in the ordinary course consistent with past practice.

          (h)  Intellectual Property.
               ---------------------

               (i) The Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that
                                                 ---------------------
are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company and its subsidiaries.

               (ii) The Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, which the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements as to which the Company is a party and pursuant to which any person other than the Company is authorized to use any Intellectual Property (other than end-user licenses in the Company's current standard form provided or made available to Parent's counsel), and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights")
                                 ----------------------------------------
which are incorporated in, are, or form a part of any Company product that is material to its business.

               (iii) To the Company's and its counsel's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its subsidiaries, any trade secret material to the Company or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through the Company or any of its subsidiaries, by any third party, including any employee or former employee of the Company or any of its subsidiaries. To the Company's and its counsel's knowledge, no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

               (iv) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to Company Intellectual Property or Third Party Intellectual Property Rights or its ability to exploit its products.

               (v) (i) Since January 1, 1995, the Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, (ii) since January 1, 1995, the Company has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party and (iii) no material action, suit or proceeding involving any material Intellectual Property is currently pending or overtly threatened, nor to the Company's knowledge is there any reasonable basis therefor. The manufacture, marketing, licensing or sale of the Company's products does not, to the Company's knowledge, infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

               (vi) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates any Third Party Intellectual Property Rights or constitutes unfair competition or trade practices under the laws of any jurisdiction, any of which would reasonably likely result in a material liability to the Company.

               (vii) Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, to the knowledge of the Company as of the date hereof, no Person has previously infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

               (viii) Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, there have been, and are, no claims asserted against the Company or, to its knowledge as of the date hereof, against any customer of the Company, related to any product or service of the Company.

               (ix) All current and former employees and consultants of the Company have signed a confidentiality/nondisclosure and invention assignment agreement, in substantially the form(s) attached to the Company Disclosure Schedule. To the Company's knowledge, no such current or former employees or consultants of the Company have violated any such agreement or otherwise misappropriated any trade secrets of the Company or of any third party. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

               (x) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of
  ------------------------
Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful, except where the failure to be lawful would not have a Material Adverse Effect on the Company.

          (i)  Litigation.  Except as disclosed in the Filed SEC Documents, as
               ----------
of the date of this Agreement, there is no suit, action or proceeding pending or threatened against the Company or any of its subsidiaries, nor is their any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) have a Material Adverse Effect on the Company,
(ii) challenge or seek to enjoin or seek damages with respect to the Company's entering into and performing this Agreement or that impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i),
(ii) or (iii) above.

          (j)  Absence of Changes in Benefit Plans.  Except as disclosed in the
               -----------------------------------
Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries.
Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries as to which there is or could be aggregate liability on the part of the Company or any of its subsidiaries in excess of $50,000.

          (k)  ERISA Compliance.
               ----------------

               (i) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the
                                   -----
Company or any trade or business (a "Company Affiliate") which is under common
                                     -----------------
control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (such plans, programs,
                                       ----
arrangements and contracts being herein collectively referred to as the "Company Employee Plans"), the Company has made available to Parent a true and
 ----------------------
complete copy of, to the extent applicable, (i) such Company Employee Plan,
(ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Company Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to
                           ---
any Company Employee Plan.

               (ii) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Company Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither the Company nor any Company Affiliate has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Company Employee Plan. All contributions due from the Company or any Company Affiliate with respect to any Company Employee Plan have been made or accrued on the Company's financial statements, and no further contributions will be due or will have accrued thereunder as of the Effective Date, except contributions that are consistent with the Employee Plans and past practices of the Company. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of the Company and Company Affiliates are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Company Employee Plan, covered employees or qualified beneficiaries which would have a Material Adverse Effect on the Company.

               (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries from the Company or any of its subsidiaries, under any Company Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Employee Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as provided in Section 6.4 hereof.

               (iv) The Company has made available to Parent a list of all employees of the Company and of any of its subsidiaries and their salaries as of the date of this Agreement.

          (l)  Taxes.
               -----

               (i) The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as such term is defined below) purposes of which the Company or any of its subsidiaries is or has been a member has timely filed all Returns (as such term is defined below) required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, through the Effective Date, has had and could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, through the Effective Date, has had and could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries. As used herein "Taxes" shall mean all Taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (m)  No Excess Parachute Payments.  Any amount that could be received
               ----------------------------
(whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). There is no agreement, contract or arrangement to which the Company or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, or to the knowledge of the Company, 162(m) or 404 of the Code.

          (n)  Compliance with Applicable Laws.
               -------------------------------

               (i) The Company and each of its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets
  -------
and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company.

               (ii) The Company and its subsidiaries are, and have been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any
                                          ------------------
Federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Material (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, ground water, publicly-owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

               (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in violation of Environmental Laws in, on, under or affecting such properties or, to the knowledge of the Company, any surrounding site, and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in violation of Environmental Laws, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective currently or previously owned or leased properties, to the knowledge of the Company, there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Release" has the meaning set forth in 42
                                  -------
U.S.C. (S) 9601(22).  The term "Hazardous Material" means (1) hazardous
                                ------------------
materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource
                                                 ------
Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive
                                                  ------
Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the
                                                                 ------
Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Toxic Substances Control Act,
                                    ------
15 U.S.C. (S) 2601 et seq., and the Clean Air Act, 42 U.S.C. (S) 7401 et seq.,
                   ------                                             ------
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) radon and (6) PCBs, or materials or fluids containing PCBs.

          (o)  State Takeover Statutes.  The Board of Directors of the Company
               -----------------------
has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement, except to the extent California law applies by operation of Section 2115 of the California General Corporation Law.

          (p)  Brokers; Schedule of Fees and Expenses.  No broker, investment
               --------------------------------------
banker, financial advisor or other person, other than Cowen & Company, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (q)  Opinion of Financial Advisor.  The Company has received the
               ----------------------------
opinion of Cowen & Company, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion will promptly be delivered to Parent.

          (r)  Contracts, Debt Instruments.
               ---------------------------

               (i) Set forth on the Company Disclosure Schedule is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

               (ii) Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) (i) its charter or by-laws, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for immaterial violations or defaults pertaining to Intellectual Property related matters or other violations or defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company.

               (iii) Neither the Company nor any of its subsidiaries is a party to or is bound by: (A) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors; (B) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or (C) any material joint marketing or development agreement.

          (s)  Certain Agreements. Except as set forth on the Company Disclosure
               ------------------
Schedule, the Company and its subsidiaries are not, as of the date hereof (except as to (iii) below), parties to or subject to any agreement which falls within any of the following classifications:

               (i) any employment, deferred compensation, bonus or consulting contract requiring payments in excess of $50,000 by the Company or any subsidiary;

               (ii) any distributorship, sales, marketing, advertising, brokerage, licensing, dealership, representative or agency relationship requiring payment by the Company or any subsidiary;

               (iii) any contract or agreement that restricts or materially impairs the Company or any subsidiary from carrying on its business as now conducted or any part thereof or from competing in any line of business with any person, corporation or other entity or that grants any exclusive license or distribution rights;

               (iv) any collective bargaining agreement or other such contract or agreement with any labor organization;

               (v) any lease of personal property requiring rental payments of $250,000 or more throughout its term and having a term of one year or more, whether as lessor or lessee;

               (vi) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or any subsidiary in personal property;

               (vii) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, change in control, welfare or employee plan or material agreement providing benefits to any present or former employees, officers or directors of the Company or any of its subsidiaries;

               (viii) any agreement to acquire equipment or commitment to make capital expenditures by the Company or any subsidiary of $150,000 or more;

               (ix) any agreement for the sale of any properties or assets, or for the grant of any preferential right to purchase any such properties or assets or which requires the consent of any third party to the transfer and assignment of any such properties or assets, other than in the ordinary course of business in connection with the Company sale of properties or assets;

               (x) any agreement for the borrowing of any money by the Company or any subsidiary;

               (xi) any agreement requiring the Company to indemnify any current or former officer, director, employee or agent; or

               (xii) except in the ordinary course of business, any other agreement of any other kind which involves future payments or receipts or performance of services or delivery of items, requiring payments of $25,000 or more to or by the Company or any subsidiary.

          (t)  Title to Properties.
               -------------------

               (i) The Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its subsidiaries to conduct business as currently conducted.

               (ii) The Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

          (u)  Labor Matters. Except as set forth in the Company Disclosure
               -------------
Schedule, or as would not have a Material Adverse Effect on the Company as of the date hereof (a) the Company and its subsidiaries are operating and have operated the business in compliance in all material respects with all applicable laws relating to the business respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and
                                     ----
Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws
                                      --------
respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, the Family and Medical Leave Act or related matters, and the Company and its subsidiaries are not engaged in and have not engaged in any unlawful practice relating to the business under such applicable laws, or in any unfair labor practice relating to the business; (b) no Governmental Entity has given the Company or any of its subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any possible conflicts with or violations of any such laws relating to the business by the Company or such subsidiary or in connection with the operation of the business, nor, to the knowledge of the Company, is any such investigation threatened or pending, nor, to the knowledge of the Company, has any such investigation occurred during the last two years; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Company, threatened against or affecting the business, and neither the Company nor any subsidiary has experienced any work stoppage or other material labor difficulty relating to the business in the last two years; (d) to the knowledge of the Company, no union representation question or union organizational activity exists respecting employees and, to the Company's knowledge, no one has petitioned within the last two years, and no one is now petitioning, for union representation of any employees; (e) there exists no collective bargaining agreement or other contract or agreement relating to the business with any labor union or association representing any employee, and no collective bargaining agreement affecting employees is currently being negotiated; (f) the Company and its subsidiaries are in material compliance with all obligations under all Company Employee Plans and all employment contracts and are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees. Except as set forth in the Company Disclosure Schedule, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened proceedings, actions or suits of any nature nor to the knowledge of the Company is there any basis therefor (i) under or alleging violation of IRCA, WARN or any law respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination or demotion, sexual and other harassment, workers' compensation, occupational safety and health requirements, labor/management relations (including any grievances or arbitration proceeding arising out of or under any collective bargaining agreements) and unemployment insurance, or matters involving any employee; (ii) relating to alleged unlawful employment practices or unfair labor practices involving any employee (or the equivalent thereof under any law); or (iii) relating to alleged breaches of any of the Company Employee Plans. To Company's knowledge as of the date hereof, no employee of the Company has in any material respect violated any employment contract, confidentiality agreement, patent disclosure agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by the Company or any of its subsidiaries or disclosing to the Company or any of its subsidiaries trade secrets or proprietary information of any such employer. As of the date hereof, no employee of the Company or any of its subsidiaries has given notice to the Company or any of its subsidiaries, nor do the executive officers of the Company otherwise have knowledge as of the date hereof that any employee intends to terminate his or her employment with the Company or any of its subsidiaries.

          (v) Preferred Share Rights Agreement. The Company's Board of Directors
              --------------------------------
has duly authorized and approved an amendment to that certain Preferred Share Rights Agreement between the Company and The First National Bank of Boston (the "Rights Agent") dated as of October 24, 1996 (the "Rights Agreement") to exclude
 ------------                                      ----------------
Parent and Sub and their respective Affiliates and Associates (as such terms are defined under the Rights Agreement) from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of shares of the Company Common Stock which Parent, Sub and/or any of their respective Affiliates and Associates have hereby obtained the right to acquire, or will acquire, as a result of the transactions contemplated by this Agreement, including but not limited to the Offer, the Merger or the Stock Option Agreement (as defined in Section 6.11 hereof), or any other agreement or transaction involving Parent, Sub and/or any of their respective Affiliates and Associates that has been approved by the Board of Directors of the Company prior to such acquisition. Upon execution of such amendment by the Rights Agent, such amendment will be in full force and effect. The Company's Board of Directors has duly authorized and approved the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including but not limited to the Offer, the Merger and the Stock Option Agreement, and has determined that the terms of the Offer and of the Merger as well as the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its stockholders.

     4.2  Representations and Warranties of Parent and Sub. Parent and Sub
          ------------------------------------------------
represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub
              ------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent.

          (b)  Authority; Noncontravention. Parent and Sub have all requisite
               ---------------------------
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form under the HSR Act, (2) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a material adverse effect on Parent,
(B) impair the ability of

Parent and Sub to perform their respective obligations under this Agreement or
(C) prevent the consummation of any of the transactions contemplated by this Agreement.

          (c) Information Supplied. None of the information supplied or to be
              --------------------
supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          (d) Brokers. No broker, investment banker, financial advisor or other
              -------
person, other than Montgomery Securities, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          (e) Financing. Parent has funds sufficient to consummate the Offer and
              ---------
the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Time, Parent and Sub will have available all the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and to perform their respective obligations under this Agreement, including without limitation payment in full for all shares of Common Stock validly tendered or outstanding at the Effective Time.

          (f) Litigation. Except as disclosed in documents filed with the SEC by
              ----------
Parent, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent or Sub to perform their obligations under this Agreement or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i) or (ii) above.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

     5.1  Conduct of Business.
          -------------------

          (a)  Conduct of Business by the Company. The Company shall, and shall
               ----------------------------------
cause its subsidiaries to, carry on its and their respective businesses in the ordinary course and use its reasonable efforts in light of its current financial condition to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve relationships with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement, or as may be agreed to in writing by Parent, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, in the case of less than wholly owned subsidiaries, as required by agreements existing on the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of the Company Common Stock upon the exercise of Employee Stock Options and Director Stock Options outstanding on the date of this Agreement and in accordance with their present terms) and pursuant to the Company's Employee Stock Purchase Plan;

               (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

               (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property), except for sales, leases, licenses, or encumbrances of its properties or assets in the ordinary course of business consistent with past practice;

               (vi) (x) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or
(y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) make or agree to make any new capital expenditure or expenditures which individually is in excess of $25,000 or which in the aggregate are in excess of $100,000;

               (viii) make any material tax election or settle or compromise any income or franchise tax liability;

               (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (x) of liabilities or obligations the failure of which to satisfy would have a Material Adverse Effect on the Company, (y) liabilities and obligations to employees and
(z) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice in accordance with the terms of this Section 5.1;

               (x) except as expressly contemplated hereby, enter into, modify, amend or terminate any contract or agreement binding on the Company or any subsidiary or waive, release or assign any rights or claims thereunder other than contracts or agreements involving purchase of inventory and supplies or sales of products in the ordinary course of business and other than discounting of accounts receivable to obtain prompt collection;

               (xi) terminate or lay off any employees, other than for cause consistent with past practice and Company policy.

               (xii) except as otherwise contemplated by this Agreement adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures, or otherwise alter or commit to any compensation, benefit or severance or change of control arrangement for or with any officer or employee of the Company or enter into any related or interested party transaction of a nature that would be required to be disclosed in SEC filings.

               (xiii) grant or provide any severance or termination pay to any officer or employee except payments under the WARN Act or similar law or regulation after first consulting with Parent, or that meet the following three criteria: (A) the payments are in amounts consistent with the Company's policies and past practices, (B) the payments are made pursuant to written plans or agreements outstanding, or policies existing, on the date hereof and (C) the payments are made pursuant to arrangements described in the Company Disclosure Schedule and only after prior written notice to Parent;

               (xiv) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;

               (xv) institute any litigation or other proceeding other than in connection with this Agreement or any of the transactions contemplated hereby;

               (xvi) take any action that might cause or constitute a breach of any representation or warranty made by the Company in this Agreement; or

               (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b)  Other Actions. The Company and Parent shall not, and shall not
               -------------
permit any of their respective subsidiaries to, knowingly and willfully, take deliberate action that would cause (i) any of the representations and warranties of such party set forth in this Agreement to become untrue in (x) such a manner as would have a Material Adverse Effect on the Company (in the case of the Company) or (y) in any material respect (in the case of Parent) as of the date when made or (ii) any of the conditions to the Offer set forth in Exhibit A or
                                                                  ---------
any of the conditions to the Merger not being satisfied (subject to the Company's right to take action consistent with Section 5.2).

     5.2  No Solicitation.
          ---------------

          (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that to the extent required by fiduciary obligations under
--------  -------
applicable law as advised by independent counsel, the Company may, in response to a takeover proposal which was not solicited after the date of this Agreement, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement in reasonably customary form, to any person. The Company, its subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any investment banker or attorney of the Company or any of its subsidiaries, shall be deemed to be a breach of this
Section 5.2(a) by the Company. For purposes of this Agreement, "takeover
                                                                --------
proposal" means any proposal for a merger or other business combination
--------
involving the Company or any of its Significant Subsidiaries or any proposal, offer or tender offer to acquire (including without limitation by license) in any manner, directly or indirectly, an equity interest in, not less than 10% of the outstanding voting securities of, or assets representing not less than 10% of the annual revenues of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Following the receipt of an unsolicited takeover proposal which, subject to the provisions of Section 5.2(a) hereof, the Company's Board of Directors may respond to and if the Company's Board of Directors determines in good faith, based on the advice of its outside financial advisors, that such takeover proposal is more favorable to the Company's stockholders than the Offer and the Merger (a "Superior Proposal"), then the Company may terminate this
                   -----------------
Agreement under Section 8.1(c) and shall pay the amounts payable under Section
6.8 within 2 business days and thereafter accept and enter into any Agreement with respect to such Superior Proposal, and the Board of Directors of the Company may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger). Nothing contained in this Section 5.2(b) shall prohibit the Company or its Board of Directors from (i) taking, and disclosing to the Company's stockholders, a position with respect to a takeover proposal pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any disclosure to the Company's stockholders that, in the judgment of the Board of Directors or the Company is required under applicable law.

          (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which is expected to lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent informed of the status and material terms of any such request, takeover proposal or inquiry.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

     6.1  Stockholder Approval; Preparation of Proxy Statement.
          ----------------------------------------------------

          (a) If Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the
                   --------------------
Company Stockholder Approval. If able to do so, Parent shall cause the Company to comply with its obligations under Section 6.1(a) and Section 6.1(b). Subject to the provisions of Section 5.2(b), the Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger, except that such obligations shall terminate if this Agreement is terminated.

          (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (c) Parent agrees to cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     6.2  Access to Information; Confidentiality. The Company shall, and shall
          --------------------------------------
cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish or make available promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement").
                                     -------------------------

     6.3  Best Efforts; Notification.
          --------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use its reasonable best efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 4.1(d) of the Company Disclosure Schedule, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action within its power and authority necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 6.3(a), the Board of Directors of the Company shall not be prohibited from taking any action consistent with by
Section 5.2(a) or 5.2(b), subject to Parent's rights set forth in Section 5.2(b) and in Section 5.2(c).

          (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement (x) so as to have a Material Adverse Effect on the Company (in the case of the Company) or (y) in any material respect (in the case of Parent) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such
                                      --------  -------
notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     6.4  Stock Plans.
          -----------

          (a)  Stock Option Plans
               ------------------

               (i) At the Effective Time each outstanding employee or director stock option (each, an "Employee Stock Option") to purchase shares of Company
                        ---------------------
Common Stock heretofore granted pursuant to the Company's 1987 Stock Option Plan, as amended, 1992 Stock Option Plan, as amended or 1992 Director Stock Option Plans and each other right to acquire shares of Company capital stock (collectively, "Options") shall become fully exercisable and vested, whether or
                -------
not otherwise exercisable and vested. All Options that are outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and the holders thereof shall be entitled to receive, for each share subject to such Option, an amount of cash equal to the excess, if any, of the Offer Price over the exercise price per Share of such Option subject to any required withholding taxes.

               (ii) Each of the Options shall terminate as of the Effective
Time.

          (b)  1992 Stock Purchase Plan.  The Company's 1992 Employee Stock
               ------------------------
Purchase Plan (the "Company Stock Purchase Plan") shall be terminated on the
                    ---------------------------
earlier of July 31, 1997 or the Effective Time. If terminated at the Effective Time, the Company shall take such actions as are necessary to cause the "Exercise Date" (as such term is used in the Company Stock Purchase Plan) applicable to the then current Offering Period (as such term is used in the Company Stock Purchase Plan) to be changed to the last trading day on which the Company Common Stock is traded on the Nasdaq National Market immediately prior to the Effective Time (the "Final Company Exercise Date"); provided that such
                            ---------------------------
change in the Exercise Date shall be conditioned on the consummation of the Merger. On the Final Company Exercise Date, the funds credited as of such date under the Company Stock Purchase Plan within each participant's payroll withholdings account shall be deemed applied to the purchase of whole shares of the Company Common Stock in accordance with the terms of the Company Stock Purchase Plan, and the shares of Company Common Stock issuable as a result thereof shall be deemed outstanding and converted to Merger Consideration in the Merger pursuant to the terms of this Agreement.

     6.5  Post Merger Employment Benefits; Severance. Employees of the Company
          ------------------------------------------
who become employed by Parent or any controlled subsidiary thereof after the Effective Time will either to extent permitted under the terms of such Employee Benefit Plans continue to be eligible to participate in the Company's Employee Benefit Plans, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Parent. The Company shall take all commercially reasonable efforts in light of the Company's current financial condition to induce its employees to remain employed by the Company at least through the Effective Time.

     6.6  Indemnification, Exculpation and Insurance.
          ------------------------------------------

          (a) From and after the Effective Time, the Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any of its subsidiaries and their respective directors and officers (the "Indemnified Parties") existing prior to the date
                             -------------------
hereof; Parent acknowledges that indemnity agreements are currently in force with each of the Company's directors and officers and agrees not to challenge the validity of such agreements. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation and, by executing this Agreement, Parent hereby assumes such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless such modification is required by law.

          (b) Parent will to cause to be maintained for a period of not less than two (2) years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance")
                                                                -------------
for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or
 ---------------
canceled during such two year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O insurance. In lieu of maintaining the Company's current D&O insurance, Parent may elect to add the directors and officers of the Company on the date of this Agreement to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing D&O Insurance.

          (c) This Section 6.6 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time is intended to benefit the Company, the Surviving Corporation and the persons who are or were directors, officers, employees and agents of the Company or its subsidiaries on or prior to the Effective Time, and will be binding on all successors and assigns of the Parent or the Surviving Corporation.

          (d) In the event that Parent or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporations or entities of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation shall assume the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.6.

          (e) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

     6.7  Directors.  Promptly upon the acceptance for payment of, and payment
          ---------
for, any shares of the Company Common Stock by Sub pursuant to the Offer, and provided that the Minimum Tender Condition has been satisfied, Sub shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to Company, such number of persons so that the designees of Sub constitute the same percentage (but in no event less than a majority) of the Company's Board of Directors (rounded up to the next whole number) as the percentage of Shares acquired in connection with the Offer. The Company shall, upon Sub's request, promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable Sub's designees to be elected to the Board of Directors and shall cause Sub's designees to be so elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). Following the election or appointment of Sub's designees pursuant to this Section 6.7, and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors of the Company on the date hereof, or are directors (other than directors designated by Sub in accordance with this Section 6.7) designated by such persons or person to fill any vacancy (the "Continuing Directors"). Notwithstanding the foregoing, Parent
                  --------------------
will take all actions in its power required to maintain on the Company's Board at least one Continuing Director at all times after the consummation of the Offer and until the Effective Time.

     6.8  Fees and Expenses.
          -----------------

          (a) Except as provided below in this Section 6.8, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same or next day funds to Parent, $750,000 (the "Expense Fee"):
                                -----------

               (i) upon demand (unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform, in any manner that adversely affects the Company or its stockholders, any of its obligations under this Agreement) if this Agreement is terminated pursuant to Section 8.1(b)(i) as a result of the failure of any condition set forth in clause (i), (ii) or (iv) of paragraph (d) of Exhibit A or in paragraph (e) or (f) of Exhibit A or pursuant to Section 8.1(d)(i), (ii) or (iv);

               (ii) upon demand, (unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform, in any manner that adversely affects the Company or its stockholders, any of its obligations under this Agreement), if (x) at any time on or after the date of this Agreement until twelve (12) months following the termination of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have acquired, or entered into an agreement (the transaction contemplated by which is subsequently consummated) related to acquisition of (including without limitation by license), directly or indirectly, the Company, assets representing more than 50% of the fair market value of the Company's assets or more than 50% of the shares of the Company Common Stock then outstanding, and (y)(A) on or after the date of this Agreement, and prior to expiration of the Offer (or after expiration of the Offer but prior to expiration of a Concurrent Proposal) any person or group shall have made a takeover proposal which shall have been publicly announced and
(B) this Agreement shall have been terminated pursuant to Section 8.1(b)(i) or
Section 8.1(d). For purposes of this Section 6.8(b)(ii), "Concurrent Proposal" shall mean any takeover proposal that is made and not subsequently withdrawn prior to the expiration of the Offer or earlier termination of this Agreement; or

               (iii) concurrently with the Company entering into any agreement with respect to any superior proposal in accordance with Section 5.2(b), unless this Agreement is terminated by the Company and Parent or Sub shall have failed to perform in any manner that adversely affects the Company or its stockholders, any of its obligations under this Agreement.

          (c) Payment of the amounts described in this Section 6.8 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

     6.9  Public Announcements.  Parent and Sub, on the one hand, and the
          --------------------
Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national market system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     6.10  Stock Option Agreement.  Concurrently with the execution of this
           ----------------------
Agreement, the Company shall deliver to Parent an executed Stock Option Agreement in the form of Exhibit B attached hereto (the "Stock Option
                                                         ------------
Agreement").  The Company agrees to fully perform its obligations under the
---------
Stock Option Agreement.

     6.11  Preferred Share Rights Agreement.  The Company hereby covenants and
           --------------------------------
agrees to effect the amendment of the Rights Agreement, described in Section 4.1(v) hereof, by executing a formal amendment thereto with the Rights Agent and filing an amendment to the Company's Registration Statement on Form 8-A, and having such amendment declared effective by the SEC with respect to such Rights Agreement as soon as possible, and in no event later than five days, after the date of this Agreement; and further covenants and agrees that it shall take any and all action necessary to prevent Parent, Sub and their respective Affiliates and Associates from being considered an "Acquiring Person" under the Rights Agreement, and to prevent the occurrence of a "Distribution Date," as defined therein, as a result of Sub's acquisition of Company Common Stock upon consummation of the Offer or Parent's or Sub's acquisition of Company Common Stock, or rights to acquire same, in connection with the Merger or otherwise pursuant to this Agreement or any of the transactions or documents contemplated hereby, including without limitation pursuant to the Offer, the Merger or the Stock Option Agreement, or any other agreement involving Parent, Sub or any Affiliate or Associate thereof approved by the Board of Directors of the Company.

     6.12  Parent Financial Assistance.  Parent agrees to provide financial
           ---------------------------
assistance to the Company on and subject to the terms set forth in Exhibit C.

     6.13  Technology License Agreement.  Concurrently with the execution of
           ----------------------------
this Agreement, the Company and Parent shall enter into the Technology License Agreement in the form of Exhibit D attached hereto (the "Technology License
                         ---------                       ------------------
Agreement").
---------

                                  ARTICLE VII

                             CONDITIONS PRECEDENT
                             --------------------

     7.1  Conditions to Each Party's Obligation to Effect the Merger. The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a)  Company Stockholder Approval.  If required by applicable law,
               ----------------------------
the Company Stockholder Approval shall have been obtained.

          (b)  HSR. To the extent required under applicable law, any waiting
               ---
period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)  Consummation of the Offer. Shares shall have been purchased
               -------------------------
pursuant to the Offer.

          (d)  No Injunctions or Restraints. No statute, rule, regulation,
               ----------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order or ruling issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition shall be in effect which would (i) make the acquisition or holding by Parent or its affiliates of Company Common Stock or Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Parent's or Sub's ownership or operation of, or compel Parent or Sub to dispose of or hold separate, all or a material portion of the business or assets of Purchaser, the Company or any subsidiary thereof, (iii) compel Parent, Sub or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent or any of its subsidiaries or the Company or any of its subsidiaries, (iv) impose material limitations on the ability of Parent or Sub or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or impose any material condition to this Agreement or the Merger which would be materially adverse to Parent.

     7.2  Conditions to Parent's and Sub's Obligation to Effect the Merger. The
          ----------------------------------------------------------------
respective obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects as of the date of the Agreement except for such inaccuracies as have been cured;

          (b) (x) the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it prior to expiration of the Offer; and (y) the Company shall have performed in all material respects each of its obligations under this

Agreement, to the extent such performance is under the control of the officers of the Company who were not appointed following the consummation of the Offer, required to be performed by it following expiration of the Offer, except in cases of clauses (x) and (y) to the extent that (i) the aggregate effect of the failure of such performance does not result in a Material Adverse Effect with respect to the Company, alter the terms of the Merger or materially adversely affect Parent or (ii) the failure of such performance is attributable to any action or inaction of Parent or Company directors appointed at Parent's request; and

          (c) there shall not have occurred since the date of this Agreement any Material Adverse Change in the Company and its subsidiaries taken as a whole or any event that is highly probable to result in a Material Adverse Change in the Company and its subsidiaries taken as a whole, excluding for these purposes any changes that consist primarily of or result primarily from employee attrition, and disregarding for these purposes operating losses incurred in the ordinary course.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     8.1  Termination. This Agreement may be terminated at any time prior to the
          -----------
Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, Parent may not in any event terminate this Agreement):

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company;

               (i) if (w) as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, Sub shall have failed to commence the
             ---------
Offer in the time required by this Agreement or (x) as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement the Offer
                                      ---------
shall have terminated or expired in accordance with its terms (as extended, if required, pursuant to the last sentence of Section 1.1(a)) without Sub having accepted for payment any shares of the Company Common Stock pursuant to the Offer or (y) Sub shall not have accepted for payment any shares of the Company Common Stock pursuant to the Offer on or prior to August 5, 1997; provided,
                                                                  --------
however, that the right to terminate this Agreement pursuant to clauses (w) or
-------
(x) above of this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

          (c) by the Company in accordance with the provisions of Section 5.2, provided that the Company shall pay within 2 business days after termination to the Parent the entire Expense Fee under Section 6.8;

          (d) by the Parent in the event that (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or this Agreement, including any failure to include such recommendation in the Schedule 14D-9, or shall have so resolved; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, shall have approved or recommended any takeover proposal, shall have authorized the redemption or amendment of the Rights Agreement after the Company has received a takeover proposal or shall have resolved to do any of the foregoing; (iii) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement with respect to any superior proposal in accordance with Section 5.2(b) of this Agreement or the Board of Directors or any committee thereof shall have resolved to do so; or (iv) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within two business days after such request is made or shall have so resolved.

     8.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 5.2(b), the last sentence of Section 6.2, Section 6.8, this Section 8.2 and
Article IX, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     8.3  Amendment.  This Agreement may be amended by the parties at any time
          ---------
before or after obtaining the Company Stockholder Approval, if required by law; provided, however, that after any such approval, there shall not be made any
--------  -------
amendment that by law requires further approval by such stockholders without the further approval of such stockholders; and provided further that any amendment following the purchase of shares pursuant the Offer shall require the consent of a majority of the Continuing Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4  Extension; Waiver.  At any time prior to the Effective Time, the
          -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     8.5  Procedure for Termination, Amendment, Extension or Waiver.  A
          ---------------------------------------------------------
termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees
                    --------  -------
are appointed or elected to the Board of Directors of the Company as provided in
Section 6.7, after the acceptance for payment of shares of the Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

                                  ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

     9.1  Nonsurvival of Representations and Warranties.  None of the
          ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of the Company Common Stock by Sub pursuant to the Offer. This Section
9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2  Notices.  All notices, requests, claims, demands and other
          -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to
               Micron Electronics, Inc.
               900 East Karcher Road
               Nampa, ID 83687
               Attention: Chief Financial Officer


               with copies to: the General Counsel
                               at the same address

               Fenwick & West LLP
               Two Palo Alto Square
               Suite 700
               Palo Alto, CA  94306
               Fax: (415) 494-1417
               Attention: Dennis R. DeBroeck, Esq.
                          David W. Healy, Esq.


          (b)  if to the Company, to
               NetFRAME Systems Incorporated
               1545 Barber Lane
               Milpitas, CA 95035
               Attention: Chief Financial Officer


               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Rd.
               Palo Alto, CA 94304-1050
               Telephone: 415-493-9300
               Facsimile: 415-493-6811
               Attention: Larry W. Sonsini, Esq.
                          Marty Korman, Esq.

     9.3  Definitions.  For purposes of this Agreement:
          -----------

          (a)  an "affiliate" of any person means another person that directly
                   ---------
or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)  "Material Adverse Change" or "Material Adverse Effect" means,
                -----------------------      -----------------------
when used in connection with the Company, any change or effect that is materially adverse to the Company's business, properties, assets, financial condition or results of operations, excluding those changes, effects and developments that result from (i) the announcement or pendency of the Offer,
(ii) general economic conditions or (iii) conditions affecting the industry in which the Company competes.

          (c)  "person" means an individual, corporation, partnership, joint
                ------
venture, association, trust, unincorporated organization or other entity;

          (d)  a "subsidiary" of any person means another person, an amount of
                  ----------
the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (e)  "superior proposal" has the meaning assigned thereto in Section
                -----------------
5.2(b); and

          (f)  "takeover proposal" has the meaning assigned thereto in Section
                -----------------
5.2(a).

     9.4  Interpretation. When a reference is made in this Agreement to an
          --------------
Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "thereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns.

     9.5  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.6  Entire Agreement; No Third-Party Beneficiaries. This Agreement and the
          ----------------------------------------------
Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Sections 6.4 and 6.6, are not intended to confer upon any person other than the parties and the Company's stockholders any rights or remedies hereunder.

     9.7  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     9.8  Assignment. Neither this Agreement nor any of the rights, interests or
          ----------
obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub and Parent of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.9  Enforcement.  The parties agree that irreparable damage would occur
          -----------
in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:                                      MICRON ELECTRONICS, INC.


                                             By:    /s/ T. Erik Oaas
                                                 -------------------------------
                                             Name:
                                             Title:

SUB:                                         PAYETTE ACQUISITION CORPORATION


                                             By:    /s/ T. Erik Oaas
                                                 -------------------------------
                                             Name:
                                             Title:


THE COMPANY:                                 NETFRAME SYSTEMS INCORPORATED


                                             By:    /s/ Robert L. Puette
                                                 -------------------------------
                                             Name:
                                             Title:



               ***AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE***

                                                                       EXHIBIT A

                                     Offer
                                     -----

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of the Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of the Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock which would, upon consummation of the Offer, then represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) any waiting period
                     ------------------------
under the HSR Act applicable to the purchase of shares of the Company Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to
 --------------------
vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, but only to the extent that any such options, rights or securities are exercisable or convertible into such voting securities at a per share price of $1.50 or less, and specifically excluding any shares that are or may become issuable pursuant to the Stock Option Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the last sentence of Section 1.1(a)) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists and is continuing:

          (a) there shall be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of Company or any other person or party directly or indirectly (i) challenging the acquisition by Parent or Sub of any shares of the Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging, (on grounds that Sub reasonably and in good faith determines are reasonably likely to result in financial exposure to the Company in excess of available insurance coverage and/or proceeds), that any such acquisition or other transaction relates to, involves or constitutes a violation by the Company or its directors of federal securities law or applicable corporate statutes or principles, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote the Company Common Stock accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole,
(v) which is likely to result in a material diminution in the value of the Company or (vi) seeking to impose a material condition to the Offer, Merger or Agreement which would be materially adverse to Parent;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred since the date of this Agreement any Material Adverse Change in the Company and its subsidiaries taken as a whole or any event that is reasonably likely to result in a Material Adverse Change in the Company and its subsidiaries taken as a whole;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or this Agreement, including any failure to include such recommendation in the Schedule 14D-9, or shall have so resolved; (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, shall have approved or recommended any takeover proposal shall have authorized the redemption or amendment of the Rights Agreement after the Company has received any takeover proposal or shall have so resolved, (iii) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement with respect to any superior proposal in accordance with Section 5.2(b) of this Agreement or the Board of Directors or any committee thereof shall have resolved to do so, or (iv) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within two business days after such request is made or shall have so resolved;

          (e) any of the representations and warranties of the Company set forth in this Agreement shall have failed to be true and correct in any material respect as of the date of the Agreement or shall have ceased to be true and correct in any material respect at any time thereafter;

          (f) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it;

          (g) this Agreement shall have been terminated in accordance with its terms;

          (h) any bankruptcy proceedings shall have been instituted with respect to the Company and not dismissed;

which, in the reasonable good faith judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Sub and Parent and their respective affiliates and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition (other than any action or inaction by Parent or any of its subsidiaries which constitutes a breach of this Agreement) or may be waived (except for the Minimum Tender Condition) by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

                                                                       Exhibit B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of June 9, 1997 (the "Agreement") is entered into by and between NetFRAME Systems Incorporated, a Delaware corporation ("Target"), and Micron Electronics, Inc., a Minnesota corporation ("Acquiror"). Capitalized terms used in this Agreement but not defined herein, and other terms defined in the Merger Agreement (as defined below) and used in this Agreement but not defined herein, shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    RECITALS
                                    --------

     WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Target and Payette Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Acquiror and Merger Sub will make a tender offer (the "Offer") for shares of Common Stock of Target, and, following consummation of such Offer, Merger Sub will be merged with and into Target (the "Merger"); and

     WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Target agree, and Target has so agreed, to grant to Acquiror an option to acquire shares of Target's Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Grant of Option.  Target hereby grants to Acquiror an irrevocable
         ---------------
option (the "Option") to acquire up to a number of shares of the Common Stock, $0.001 par value, of Target ("Target Shares") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 1(a) below) shall occur (the "Option Shares"), in the manner set forth below (i) by paying cash at a price of $1.00 per share (the "Exercise Price") and/or, at Acquiror's election, (ii) by exchanging therefor shares of the Common Stock, par value $0.01 per share, of Acquiror ("Acquiror Shares") at a rate (the "Exercise Ratio"), for each Option Share, of a number of Acquiror Shares equal to the Exercise Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise.

     2.  Exercise of Option; Maximum Proceeds.
         ------------------------------------

         (a) For all purposes of this Agreement, an "Exercise Event" shall have occurred (i) immediately prior to the earlier of (A) the failure of the Board of Directors of Target or any committee thereof to recommend the Offer, the Merger or the Merger Agreement, including any failure to include such recommendation in the Schedule 14D-9, or its resolution to that effect, (B) the withdrawal or modification by the Board of Directors of Target or any committee thereof (including without limitation by amendment of the Company's Schedule 14D-9), in a manner adverse to Acquiror or Merger Sub, of the approval or recommendation by such Board or committee of the Offer, the Merger or the Merger Agreement, or resolution to take such action, (C) the approval or recommendation of any takeover proposal by the Board of Directors of Target or any committee thereof, or resolution to take such action, (D) the redemption or amendment of the Rights Agreement by the Board of Directors of Target or any committee thereof after the Target has received a takeover proposal, or resolution to take such action, (E) the execution by the Company of an agreement (other than a Confidentiality Agreement) with respect to any Superior Proposal in accordance with Section 5.2(b) of Merger Agreement or resolution of the Board of Directors of Target or any committee thereof to do so or (F) the failure, upon a request of Acquiror, to reaffirm Target's approval or recommendation of the Offer, the Merger or the Merger Agreement, within two business days after such request is made, or resolution to that effect, (ii) immediately prior to the consummation of a tender or exchange offer by a person other than Acquiror for 50% or more of any class of Target's capital stock, or (iii) immediately prior to the time at which all of the events specified in Section 6.8(b)(x) and (y) of the Merger Agreement shall have occurred.

         (b) Acquiror may deliver to Target a written notice (an "Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid
(i) at any time following such time as the Board of Directors of Target shall have taken any of the actions described in Section 2(a)(i) hereof, (ii) upon the commencement of a tender or exchange offer by a person other than Acquiror for 50% or more of any class of Target's capital stock (and/or during any time which such a tender or exchange offer remains open or has been consummated) or
(iii) at any time following the occurrence of each of the events specified in
Section 6.8(b)(x) and (y) of the Merger Agreement (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as a "Conditional Exercise Event"). At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by Acquiror, the closing of a purchase of Option Shares (a "Closing") specified in such Exercise Notice shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

         (c) The Option shall terminate upon the earliest of (i) the consummation of the Offer for, and purchase of shares representing, in excess of 50% of the outstanding Common Stock of Target, (ii) 12 months following the termination of the Merger Agreement pursuant to Article VIII thereof if a Conditional Exercise Event shall have occurred on or prior to the date of such termination, and (iii) the date on which the Merger Agreement is terminated if no Conditional Exercise Event shall have occurred on or prior to such date of termination; provided, however, that if the Option is exercisable but cannot
             --------  -------
be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) Acquiror shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Acquiror contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

         (d) If Acquiror receives in the aggregate pursuant to Section 6.8(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares or this Option (by virtue of Section 7 hereof or otherwise) and any dividends received by Acquiror declared on Option Shares, more than the sum of (x) $1.5 million plus (y) the Exercise Price multiplied by the number of Target Shares purchased by Acquiror pursuant to the Option, then all proceeds to Acquiror in excess of such sum shall be remitted by Acquiror to Target.

     3.  Conditions to Closing.  The obligation of Target to issue Option Shares
         ---------------------
to Acquiror hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Acquiror shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

     4.  Closing.  At any Closing, (a) Target shall deliver to Acquiror a single
         -------
certificate in definitive form representing the number of Target Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Acquiror to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Acquiror's election, (ii) a single certificate in definitive form representing the number of Acquiror Shares being issued by Acquiror in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Target and to bear the legend set forth in Section 10 hereof.

     5.  Representations and Warranties of Target.  Target represents and
         ----------------------------------------
warrants to Acquiror that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of Acquiror, is enforceable against Target in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for Acquiror to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to Acquiror upon exercise of the Option, Acquiror will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Acquiror; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target,
(ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and
(h) any Acquiror Shares acquired pursuant to this Agreement will not be acquired by Target with a view to the public distribution thereof and Target will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     6.  Representations and Warranties of Acquiror.  Acquiror represents and
         ------------------------------------------
warrants to Target that (a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of Target, is enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, Acquiror has taken (or will in a timely manner take) all necessary corporate and other action in connection with any exercise of the Option; (e) upon delivery of the Acquiror Shares to Target in consideration of any acquisition of Target Shares pursuant hereto, Target will acquire such Acquiror Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Target; (f) the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) violate the Certificate of Incorporation or Bylaws of Acquiror, (ii) conflict with or violate any order applicable to Acquiror or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquiror or any of its subsidiaries pursuant to, any contract or agreement to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror;
(g) the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Target Shares acquired upon exercise of the Option will not be acquired by Acquiror with a view to the public distribution thereof and Acquiror will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     7.  Certain Rights.
         --------------

         (a) Acquiror Put.  Acquiror may deliver to Target a written notice (a
             ------------
"Put Notice") at any time during which Acquiror may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Acquiror pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "Put"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by Acquiror, the closing of the Put (the "Put Closing") shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by Acquiror in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.

               (i) The difference between the "Market/Tender Offer Price" for Target Shares as of the date Acquiror gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any takeover proposal which was made prior to such date and not terminated or withdrawn as of such date and
(B) the highest closing sale price of Target Shares on the Nasdaq National Market during the 20 trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any takeover proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such takeover proposal or if no such value is ascribed, a value determined in good faith by the Board of Directors of Target.

               (ii) The Exercise Price paid by Acquiror for Target Shares acquired pursuant to the Option plus the difference between the Market/Tender
                                ----
Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Target Shares so purchased. If Acquiror issued Acquiror Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 1 as if Acquiror had exercised its right to pay cash instead of issuing Acquiror Shares.

               (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7 Target shall not be required to pay Acquiror in excess of an aggregate of (x) $1.5 million plus (y) the Exercise Price paid by
                                           ----
Acquiror for Target shares acquired pursuant to the Option minus (z) any
                                                           -----
amounts paid to Acquiror by Target pursuant to Section 6.8(b) of the Merger Agreement.

          (b) Redelivery of Acquiror Shares.  If Acquiror has acquired Target
              -----------------------------
Shares pursuant to exercise of the Option by the issuance and delivery of Acquiror Shares, then Target shall, if so requested by Acquiror, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Acquiror Shares only, redeliver the certificate(s) for such Acquiror Shares to Acquiror, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Acquiror.

          (c) Payment and Redelivery of Option or Shares.  At the Put Closing,
              ------------------------------------------
Target shall pay the required amount to Acquiror in immediately available funds (and Acquiror Shares, if applicable) and Acquiror shall surrender to Target the Option and the certificates evidencing the Target Shares purchased by Acquiror pursuant thereto, and Acquiror shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Target.

          (d) Target Call.  If Acquiror has acquired Option Shares pursuant to
              -----------
exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "Exercise Date") and no takeover proposal with respect to Target has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Target entered into a definitive agreement or letter of intent with respect to such a takeover proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date 18 months following such Exercise Date, Target may require Acquiror, upon delivery to Acquiror of written notice, to sell to Target any Target Shares held by Acquiror as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Acquiror pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "Target Call Price") shall be equal to the Exercise Price, plus an amount equal to seven percent (7.0%) of the Exercise Price per annum, compounded annually, since the applicable Exercise Date, less any dividends paid on the Target Shares to be purchased by Target pursuant to this Section 7(d). The closing of any sale of Target Shares pursuant to this Section 7(d) shall take place at the principal offices of Target at a time and on a date designated by Target in the aforementioned notice to Acquiror, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Target Call Price shall be paid in immediately available funds, provided that, in the event Acquiror has acquired Option Shares pursuant
       --------
to exercise of the Option by issuance and delivery of Acquiror Shares, at the option of Target, the Target Call Price for part or all of any purchase of Target Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Acquiror by issuance and delivery of Acquiror Shares, shall be paid by delivery of a number of Acquiror Shares equal to the Target Call Price divided by the closing sale price of Acquiror Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Target pursuant to this Section 7(d) were originally issued to Acquiror.

          (e) Restrictions on Transfer.  Until the termination of the Option,
              ------------------------
Target shall not sell, transfer or otherwise dispose of any Acquiror Shares acquired by it pursuant to this Agreement.

     8.   Registration Rights.
          -------------------

          (a) Following the termination of the Merger Agreement, each party hereto (a "Holder") may by written notice (a "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares by Holder; provided, however, that any such
                                            --------  -------
Registration Notice must relate to at least 100,000 shares of Common Stock of the Registrant (as adjusted for splits, etc.) and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registrant shall have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the 20 trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

          (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an
--------  -------
aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided,
                                                                    --------
however, that the Registrant shall not be required to qualify to do business in,
-------
or consent to general service of process in, any jurisdiction by reason of this provision.

          (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registrations, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

          (e)  Indemnification.
               ---------------

               (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the

Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

               (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged statement) of a material fact contained in such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

               (iii) Each party entitled to indemnification under this Section 8(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if
--------  -------
representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified
                        -------- -------
Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     9.  Adjustment Upon Changes in Capitalization; Rights Plans.
         -------------------------------------------------------

         (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Acquiror shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Acquiror would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) The Board of Directors of Target shall have duly authorized and approved the amendment to Target's Rights Agreement to exclude Acquiror and its Affiliates and Associates from the definition of "Acquiring Person" therein, with respect to, among other things, the beneficial ownership of shares of Target Common Stock which Acquiror, or its Affiliates and Associates, have acquired or have the right to acquire pursuant to this Agreement. Target shall take any and all action necessary to ensure that (i) such amendment is executed by the Company and the Rights Agent and becomes effective within five days of the date hereof, (ii) neither Acquiror, nor its Affiliates or Associates, becomes an "Acquiring Person" as a result of Acquiror's rights or actions under this Agreement and (iii) a "Distribution Date" as defined therein, does not occur as a result of Acquiror's rights or actions under this Agreement.

     10.  Restrictive Legends.  Each certificate representing Option Shares
          -------------------
issued to Acquiror hereunder, and each certificate representing Acquiror Shares delivered to Target at a Closing, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     11.  Listing and HSR Filing.  Target, upon the request of Acquiror, shall
          ----------------------
promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Acquiror, upon the request of Target, shall promptly file an application to list the Acquiror Shares issued and delivered to Target pursuant to Section 1 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

     12.  Binding Effect.  This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this

Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     13.  Specific Performance.  The parties recognize and agree that if for any
          --------------------
reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     14.  Entire Agreement.  This Agreement and the Merger Agreement (including
          ----------------
the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     15.  Further Assurances.  Each party will execute and deliver all such
          ------------------
further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     16.  Validity.  The invalidity or unenforceability of any provision of this
          --------
Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

     17.  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Target, to:

               NetFRAME Systems Incorporated
               1545 Barber Lane
               Milpitas, CA  95035
               Attn:  President and Chief Executive Officer
               Fax:  (408) 474-4048
               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attn:  Larry W. Sonsini, Esq.
                      Marty Korman, Esq.

          (b)  if to Acquiror, to:

               Micron Electronics, Inc.
               900 East Karcher Road
               Nampa, Idaho  83687
               Attn:  President and Chief Executive Officer
               Fax:  (208) 893-7411

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square, Suite 700
               Palo Alto, California 94306
               Attn:  Dennis R. DeBroeck, Esq.
                      David W. Healy, Esq.

     18.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

     19.  Counterparts.  This Agreement may be executed in two counterparts,
          ------------
each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     20.  Expenses.  Except as otherwise expressly provided herein or in the
          --------
Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21.  Amendments; Waiver.  This Agreement may be amended by the parties
          ------------------
hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22.  Assignment.  Neither of the parties hereto may sell, transfer, assign
          ----------
or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                NetFRAME Systems Incorporated


                                By: /s/ ROBERT L. PUETTE
                                   ---------------------------------------------
                                    Name: Robert L. Puette
                                    Title: President and Chief Executive Officer


                                Micron Electronics, Inc.


                                By: /s/ T. ERIK OAAS
                                   ---------------------------------------------
                                    Name: T.Erik Oaas
                                    Title: Executive Vice President and
                                           Chief Financial Officer

                                                                       EXHIBIT C

                          Parent Financial Assistance
                          ---------------------------

    Provided that (i) the Company has not breached this Agreement, (ii) Parent is not entitled to terminate this Agreement pursuant to Section 8.1(d) hereof, and (iii) this Agreement has not been terminated, Parent agrees to provide the Company with $3.5 million in the aggregate in financial assistance (in addition to any amounts payable pursuant to the Technology License Agreement) in the form of either secured loans or guarantees of secured loans, at times as Parent and the Company may determine. Subject to the foregoing such financial assistance will be provided pursuant to such funding schedule as agreed upon by Parent and the Company based upon the Company's financial needs as agreed to by the Parent. At the request of Parent, the Company agrees to use its best efforts to assign or assist in the assignment of all loans, contracts, agreements, security interests, UCC filings and other rights of CIT Group/Business Credit, Inc. that relate to or are with the Company. Until termination of this Agreement, Parent, as a creditor of Parent shall not institute bankruptcy or insolvency proceedings against the Company.

                                                                       EXHIBIT D

                         Technology License Agreement


     This Technology License Agreement (the "Agreement"), dated June 10, 1997 (the "Effective Date"), is made between NetFRAME Systems Incorporated, a Delaware corporation ("NetFRAME"), and Micron Electronics, Inc., a Minnesota corporation, and all of its subsidiaries and other affiliates ("Micron").

                                    RECITALS

     Whereas, NetFRAME owns or has rights to certain computer hardware, software, related documentation and other technology; and

     Whereas, Micron wishes to have irrevocable nonexclusive rights to, among other things, use, market and distribute such hardware, software, related documentation and other technology worldwide, and NetFRAME wishes to grant such irrevocable rights to Micron.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NetFRAME and Micron agree as follows:

1.   DEFINITIONS.

     1.1  Intellectual Property Rights.  "Intellectual Property Rights" means
          ----------------------------
patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright rights (including but not limited to rights in audiovisual works and moral rights), trademark and trade dress rights, trade secret rights, know-how, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

     1.2  NetFRAME Technology.  "NetFRAME Technology" means, as of the
          -------------------
Effective Date, all of the following which are associated with or incorporated, in any way and to any extent, in NetFRAME's 9000 series server products and any other products under any phase of development, including without limitation, hardware and software products (collectively, the "NetFRAME Products"), or is otherwise necessary or required for Micron to exercise any and all of the rights granted to it hereunder and to build working products substantially similar to the NetFRAME Products without undue development time and expense: all computer software (in object code and fully-commented or fully-annotated source code versions), documentation, diagrams, schematics, functional specifications, designs, know-how and other technology, including, without limitation, any works in progress and the technology described by NetFRAME in Exhibit A, and all
                                                        ---------
Intellectual Property Rights therein, and including any modifications, upgrades, revisions or additions thereto as required pursuant to Section 5.1(b); provided, however, that the term "NetFRAME Technology" shall not include any Intellectual Property Rights of third parties which are licensed to NetFRAME but which NetFRAME has no authority, after exercising its best efforts as provided in
Section 7.2, to transfer, sublicense or otherwise convey.

2. LICENSE GRANT. NetFRAME hereby grants to Micron a nonexclusive, worldwide, royalty-free, fully paid-up, irrevocable, non-executory license to use, make, have made, copy, have copied, reproduce, modify, create derivative works based upon, publish, publicly display and perform, distribute, transmit, promote, market, sell products incorporating the NetFRAME Technology (or any part thereof), and otherwise exploit in any manner subject to the terms and conditions herein the NetFRAME Technology or any portion thereof, in any form.

3. DELIVERY. NetFRAME will deliver to Micron, within ten (10) business days of Micron's request (and in any event, no later that thirty (30) days from the Effective Date), a full set of all tangible items containing and/or comprised of NetFRAME Technology, to the extent developed and existing, and in the manner constituted, on the date of Delivery (the "Deliverables"), including, without limitation, to the extent available, fully-commented or fully-annotated source code versions of all software existing on the Effective Date (the "Delivery"). In addition, NetFRAME will deliver to Micron, on an ongoing basis: (i) updates, upgrades, new versions, modifications and other enhancements to the NetFRAME Technology as each phase of development is completed, pursuant to Section 5.1 below; and (ii) within ten (10) business days of Micron's request, any tangible items containing and/or comprised of NetFRAME Technology which were inadvertently or otherwise not delivered with the Delivery.

4.   PAYMENTS.

     4.1  License Fee.  In consideration of the rights granted to Micron in
          -----------
Section 2 hereof, Micron will pay to NetFRAME the one-time license fee of One Million, Five Hundred Thousand Dollars ($1,500,000.00).

     4.2  Payment Terms.  Micron will pay the one-time license fee to NetFRAME
          -------------
as follows: (a) Seven Hundred Fifty Thousand Dollars ($750,000.00) on the Effective Date; and (b) Seven Hundred Fifty Thousand Dollars ($750,000.00) within three (3) days of Delivery. Delivery shall be deemed to have been made at such time, and on such date, as the Deliverables are deposited with a common carrier at NetFRAME's headquarters in Milpitas, California for overnight delivery to Micron.

     4.3  Taxes.  All amounts payable under this Agreement are exclusive of all
          -----
sales, use, value-added, withholding, and other taxes and duties.

5.   MAINTENANCE, SUPPORT, AND TRAINING.

     5.1  Maintenance.  For the period starting on the Effective Date and
          -----------
continuing for a period no less that five (5) years from the Effective Date and for so long thereafter as NetFRAME provides comparable services to any of its customers, NetFRAME will provide to Micron, for no additional consideration, the following maintenance services, which shall be delivered to Micron prior to delivery to any NetFRAME customers:

          (a) error corrections for the NetFRAME Technology in accordance with NetFRAME's standard maintenance and support policies and procedures; and

          (b) updates, upgrades, modifications, new versions and other enhancements to the NetFRAME Technology. Provided however, that if NetFRAME determines in good faith that a development project will be terminated and products related to that project will not be provided to its customers, NetFRAME shall not be obligated to provide Micron with updates, upgrades, modifications, new versions and other enhancements related to that project.

     5.2  Support and Training. For the period starting on the Effective Date
          --------------------
and continuing for a period no less that five (5) years from the Effective Date and for so long thereafter as NetFRAME provides comparable services to any of its customers, NetFRAME will provide to Micron, for no additional consideration (except for reimbursement of travel and lodging expenses, as necessary, and as otherwise noted in this Section 5.2), the following maintenance:

          (a) full-time access to NetFRAME's "hot-line" for inquiries from Micron relating to the NetFRAME Technology;

          (b) training in accordance with NetFRAME's standard training policies and procedures (such training to be provided at NetFRAME's standard hourly rate therefor to the extent the hours of training time so provided in any calendar month exceed an aggregate of ten (10) hours); and;

          (c) to the extent, and within five (5) days of each request therefor by Micron, engineering support and any other technical support related to the NetFRAME Technology (such support to be provided at NetFRAME's standard hourly rate therefor to the extent the hours of support time so provided in any calendar month exceed an aggregate of ten (10) hours).

6.   CONFIDENTIALITY.

     6.1  Obligations.  Micron agrees that it will not disclose the NetFRAME
          -----------
Technology or other confidential technical information disclosed to it by NetFRAME (collectively, "Confidential Information") to any third party except as reasonably required in the exercise of the rights granted hereunder or as otherwise permitted in this Agreement; and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. However, Micron may disclose Confidential Information: (i) pursuant to the order or requirement of, or in connection with proceedings before, a court, administrative agency, or other governmental body; and (ii) on a confidential basis to its legal and/or financial advisors. Micron acknowledges that NetFRAME will suffer irreperable harm if Micron violates the provisions of this Section 6.1.

     6.2  Exceptions.  Notwithstanding the foregoing, "Confidential
          ----------
Information" shall not include information that: (i) is or becomes generally known to the public through no breach of any confidentiality obligation; (ii) is known to Micron at the time of disclosure by NetFRAME without violation of any confidentiality restriction and without any restriction on Micron's further use or disclosure; (iii) is independently developed by Micron without any use of NetFRAME's Confidential Information, which can be demonstrated by Micron with contemporaneous documentation; or (iv) is disclosed by NetFRAME to any third party without restrictions of confidentiality.

     6.3  Source Code.  Notwithstanding Section 6.1 above, as to any of
          -----------
NetFRAME's source code delivered to Micron hereunder ("Source Code"), Micron shall not disclose such Source Code to any third party without the prior written consent of NetFRAME (which NetFRAME shall not unreasonably withhold) and the execution of an agreement between that third party and NetFRAME regarding protection of the Source Code (which NetFRAME shall not unreasonably delay).

7.   PROPRIETARY RIGHTS.

     7.1  NetFRAME's Ownership.  The NetFRAME Technology and all Intellectual
          --------------------
Property Rights therein are and will remain the sole and exclusive property of NetFRAME and its licensors, if any.

     7.2  NetFRAME's Obligations Regarding Third-Party Technology.  NetFRAME
          -------------------------------------------------------
will use best efforts to obtain all required consents and all necessary property rights from NetFRAME's third party licensors for Micron to exercise any and all of the rights granted to it in this Agreement.

     7.3  Micron's Duties.  Micron will use commercially reasonable efforts to
          ---------------
protect NetFRAME's Intellectual Property Rights in the NetFRAME Technology, but not less than the efforts that NetFRAME uses to protect its own confidential information.

     7.4  Trademarks.  NetFRAME hereby grants to Micron the right to use the
          ----------
NetFRAME trademarks and trade names associated with the NetFRAME Products in Micron's marketing, distribution and sale of server products substantially similar to the NetFRAME Products. In so doing, Micron will comply with NetFRAME's then-existing reasonable trademark usage policies and procedures.

     7.5  Third Party Infringement.  NetFRAME shall have the sole right to
          ------------------------
assert claims against third parties for infringement or misappropriation of Intellectual Property Rights in the NetFRAME Technology; provided however, that
                                                         ----------------
if NetFRAME does not pursue such claims within a reasonable period of time, NetFRAME shall so notify Micron promptly, and Micron shall have the right to assert claims against such third parties, and NetFRAME shall give Micron reasonable assistance in connection therewith.

8.   WARRANTY.

     8.1  Power and Authority, Enforceability.  NetFRAME warrants to Micron
          -----------------------------------
that it has sufficient right and authority to enter into this Agreement and to grant to Micron all licenses and rights that NetFRAME grants under this Agreement, and, with respect to technology owned by third parties, either has sufficient rights to sublicense such technology to Micron as of the Effective Date, or will obtain such rights pursuant to Section 7.2. Upon execution by the parties, this Agreement will constitute a legal, valid and binding obligation of NetFRAME enforceable against NetFRAME in accordance with its terms.

     8.2  Solvency; No Bankruptcy Proceedings.  NetFRAME and each of NetFRAME's
          -----------------------------------
subsidiaries and affiliates, taken both individually and together as a group, are Solvent on the Effective Date (as defined below). No petition has been filed by or against NetFRAME for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of NetFRAME, voluntary or involuntary, under any such law; and, no receiver liquidator, sequestrator, trustee, custodian or other officer has been appointed with attachment, execution or similar process has been ordered, executed or filed against NetFRAME or any of its assets or properties. NetFRAME has not made any assignment for the benefit of creditors and does not reasonably expect to take any such action. NetFRAME does not currently intend to file for protection under any bankruptcy or insolvency law. As used herein, the term "Solvent" means, with respect to any entity on a particular date, that on such date: (a) the fair market value of the property of such entity is greater than the total amount of liabilities, including contingent liabilities, of such entity; (b) the present fair salable value of the assets of such entity is no less than the amount that will be required to pay the probable liability of such entity on its debts as they become absolute and matured; (c) such entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such entity's ability to pay as such debts and liabilities mature; and (d) such entity is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such entity's property would constitute an unreasonably small capital.

     8.3  No Violations.  The execution, delivery and performance of this
          -------------
Agreement by NetFRAME do not and will not: (a) breach, violate, or conflict with the certificate of incorporation or bylaws of NetFRAME, both as amended to date;
(b) to the best of NetFRAME's knowledge, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to NetFRAME or to the NetFRAME Technology; (c) to the best of NetFRAME's knowledge, result in any material breach or violation of, or constitute a default (or event which with the giving of notice or lapse or time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which NetFRAME or any affiliate of NetFRAME is a party or is bound or by which any part of NetFRAME Technology is bound or affected, if any such event would result in a material adverse affect on NetFRAME; or (d) to the best of NetFRAME's knowledge, result in the creation of any encumbrance of the NetFRAME Technology, or any part thereof.

     8.4  All Required Consents Obtained.  All consents required by NetFRAME to
          ------------------------------
enter into and to fully perform all of its obligations under this Agreement, including any consents required under any revolving credit or security agreements with its lenders (including but not limited to agreements between NetFRAME and CIT Group/Business Credit, Inc.) have been obtained by NetFRAME. The execution of this Agreement by NetFRAME and the full performance of this Agreement by NetFRAME will not require any unobtained consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority.

     8.5.  Warranties True and Correct.  NetFRAME warrants that all of the
           ---------------------------
warranties it makes in this Agreement are true and correct in all material respects, and the parties agree and acknowledge that Micron has materially relied on all such warranties in entering into this Agreement.

     8.6  Warranty Disclaimer.  The warranties set forth in this Section 8 are
          -------------------
in lieu of any other warranties, express or implied, and NetFRAME hereby disclaims the implied warranties of merchantability and fitness for a particular purpose.

9.   INDEMNITY.

     9.1  Infringement Indemnity
          ----------------------

      (a)  Duty to Indemnify and Defend.
           ----------------------------

          (i) NetFRAME will indemnify Micron against, and will defend or settle at NetFRAME's own expense, any action or other proceeding brought against Micron to the extent that it is based on a claim that the use of the NetFRAME Technology (other than technology provided by third parties which is unmodified by NetFRAME) as licensed in this Agreement infringes any Intellectual Property Right of any third party and/or that the NetFRAME Technology incorporates any misappropriated trade secrets.

          (ii) NetFRAME will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against Micron in any such action or proceeding attributable to any such claim.

          (iii) NetFRAME will have the exclusive right to control the defense of any such action or proceeding, and Micron shall give NetFRAME prompt notice of any such action or proceeding and shall provide to NetFRAME reasonable assistance in connection therewith.

          (iv) NetFRAME shall be relieved of its obligations under this Section 9.1(a) to indemnify Micron against a claim of infringement is based on: (A) modifications to the NetFRAME Technology made by any party other than NetFRAME or its agents; or (B) combination of NetFRAME Technology with technology of any party other than NetFRAME, the extent that such infringement would not have occurred but for such modification or combination.

     (b)  Injunctions. If Micron's use of any NetFRAME Technology under the
          -----------
terms of this Agreement is, or in NetFRAME's opinion is likely to be, enjoined due to the type of infringement or misappropriation specified in subsection
(a)(i) above, then NetFRAME will either:

          (i) procure for Micron the right to continue using such NetFRAME Technology under the terms of this Agreement; or

          (ii) replace or modify such NetFRAME Technology so that they are noninfringing and substantially equivalent in function to the enjoined NetFRAME Technology; or

          (iii) if options (i) and (ii) above cannot be accomplished despite the best efforts of NetFRAME, then NetFRAME will refund to Micron the license fee.

     This Section 9.1 sets forth Micron's sole remedy for any claim relating to Intellectual Property Rights of third parties.

     9.2  General Indemnity.  Each party (the "Indemnitor") will indemnify the
          -----------------
other party (the "Indemnitee") against, and will defend or settle at Indemnitor's own expense, any action or other proceeding brought against Indemnitee to the extent that it is based on a claim arising out of or in connection with this Agreement. Indemnitor will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against Indemnitee in any such action or proceeding attributable to any such claim; provided however, that Indemnitor will have the exclusive right to control the defense of any such action or proceeding, and Indemnitee shall give Indemnitor prompt notice of any such action or proceeding and shall provide to Indemnitor reasonable assistance in connection therewith.

10.  TERM AND TERMINATION.

     10.1  Term.  The term of this Agreement will begin on the Effective Date
           ----
and will continue in perpetuity, unless earlier terminated by Micron pursuant to
Section 10.

     10.2  Termination for Convenience.  Micron may terminate this Agreement,
           ---------------------------
at any time after thirty (30) days from the Effective Date have elapsed, for any reason by written notice to NetFRAME.

     10.3  Termination for Cause; Refund. Micron may terminate this Agreement at
           -----------------------------
any time for cause in the event that NetFRAME breaches any material obligation hereunder, and such breach remains uncured thirty (30) days after Micron's notice to NetFRAME of the same, or such longer period of time approved by Micron as reasonably necessary in consideration of the nature of the breach and NetFRAME's attempts to cure (which approval shall not be unreasonably withheld). In the event of a termination under this Section 10.3 within five (5) years of the Effective Date: (a) the license granted in Section 2 herein shall terminate; and (b) NetFRAME will refund to Micron the entire license fee of One Million Five Hundred Thousand Dollars ($1,500,000) within ten (10) business days of such termination.

     10.4  Survival.  The rights and obligations of the parties contained in
           --------
Section 6 (Confidentiality), 9 (Indemnity), 10 (Term and Termination), 12 (Limitations of Liability) and 13 (General) will survive any termination of this Agreement.

     10.5  Effect of Termination.  Upon the termination of this Agreement, the
           ---------------------
following provisions, as well as any other applicable provisions in this Agreement, shall take effect: (a) the rights and licenses granted to Micron under this Agreement shall automatically terminate; (b) all sublicenses granted to end users shall continue in effect according to their terms and conditions;
(c) within ten (10) days after termination, Micron shall return to NetFRAME all NetFRAME Technology, in whatever media and form, and shall destroy all copies of the NetFRAME Technology in its possession.

11.  COMPLIANCE WITH LAW.

     Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement, including all relevant export laws and regulations of the United States.

12.  LIMITATION OF LIABILITY.

     In no event will either party's liability to the other for any any special, incidental, or consequential damages, whether based on breach of contract, tort (including negligence), product liability, or otherwise, exceed One Million Five Hundred Thousand Dollars ($1,500,000).

13.  GENERAL.

     13.1  Assignment.  This Agreement will bind and inure to the benefit of
           ----------
each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the other party's written consent, which consent will not be unreasonably withheld; provided however, that Micron may
                                           -------- -------
assign this Agreement in connection with a merger, corporate reorganization or sale of all or substantially all of its assets (other than any such assignment to a direct competitor of NetFRAME). Any attempt to assign this Agreement without such consent will be null and void.

     13.2  Governing Law.  This Agreement will be governed by and construed in
           -------------
accordance with the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California between California residents. Any suit hereunder will be brought solely in the federal or state courts in the Northern District of California and the parties hereby submit to the personal jurisdiction thereof.

     13.3  Severability.  If any provision of this Agreement is found invalid
           ------------
or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

     13.4  Notices.  All notices under this Agreement will be deemed given when
           -------
delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either party to the other in accordance with this Section 13.4.

     13.5  Independent Contractors.  The parties to this Agreement are
           -----------------------
independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

     13.6  Waiver.  No failure of either party to exercise or enforce any of
           ------
its rights under this Agreement will act as a waiver of those or any other rights hereunder.

     13.7  Entire Agreement.  This Agreement and its exhibits are the complete
           ----------------
and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

     The parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

NetFRAME Systems Incorporated              Micron Electronics, Inc.


By: /s/ Robert L. Puette                   By: /s/ T. Erik Oaas
   --------------------------------------     --------------------------------
    Robert L. Puette                           T. Erik Oaas
    President and Chief Executive Officer      Executive Vice President, Finance
                                                Chief Financial Officer

Address for Notice:                        Address for Notice:
1545 Barber Lane                           900 East Karcher Road
Milpitas, California  95305                Nampa, Idaho 83687

                                   EXHIBIT A
                              NetFRAME Technology
                              -------------------


The NF 9016  Product:

The NF 9016 is a 4-way SMP Pentium Pro based, 16 PCI slot, rack mount server with continuous availability features. The 16 PCI slots are hot swapable in groups of 4 PCI cards for both Intranetware 1.0 and NT 4.0. Those 16 PCI slots are hot add capable for Intranetware 1.0.

The NF 9008  Product:

The NF 9008 is a 4-way SMP Pentium Pro based, 8 PCI slot, rack mount server with continuous availability features. The 8 PCI slots are individually hot for both Intranetware 1.0 and NT 4.0. Those 16 PCI slots are hot add capable for Intranetware 1.0.

Multispan

Multispan is a networking software that allows for load sharing of network traffic over 2 LAN adapters for FDDI, Ethernet, and Tokenring for both Intranetware 1.0 and NT 4.0. The software also has a failover functionality by recognizingfailure and automatically filing over the traffic on the remaining network adapters.

ClusterData

Clusterdata is a NetWare (NDS based) volume failover product that utilizes dual-ported SCSI disks. It relies on path replication and allows for load distribution of a down server.

ClusterCache

ClusterCache is a distributed caching software that provides Coherent and persistent caching on demand across a LAN or a WAN for NT 4.0.